Filed Pursuant to Rule 424(b)(3)
SEC Registration No. 333-146178

PROSPECTUS SUPPLEMENT TO CAPE BANCORP, INC. PROSPECTUS

DATED JANUARY 24, 2008

Cape Bancorp, Inc.

(Proposed Holding Company for Cape Savings Bank)

This supplements the prospectus of Cape Bancorp, Inc., dated November 13, 2007, and the prospectus supplement dated December 21, 2007. This prospectus supplement should be read together with the prospectus and prospectus supplement dated December 21, 2007.

The subscription offering closed on December 17, 2007 and the community offering closed on December 31, 2007. We began a syndicated community offering on January 8, 2008.

We are increasing the number of shares that you may purchase in the offering.

The individual purchase limitation of 250,000 shares and the overall purchase limitation for persons, with associates or persons acting in concert, of 360,000 shares are being increased to 9.99% of the common stock sold in the offering (781,218 shares at the minimum of the offering range), provided that orders for stock exceeding 5% of the total shares of common stock sold in the offering (391,000 shares at the minimum of the offering range) may not exceed in the aggregate 10% of the shares of common stock sold in the offering (782,000 shares at the minimum of the offering range). Shares of common stock issued to The CapeBank Charitable Foundation and shares of common stock issued in exchange for shares of common stock of Boardwalk Bancorp, Inc. (“Boardwalk”) pursuant to the proposed merger of Boardwalk into Cape Bancorp, Inc. are not considered shares sold in the offering for purposes of the above limitations.

All shares will be sold in the offering at the $10.00 offering price per share.

The opportunity to purchase shares of common stock in the syndicated community offering is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the completion of the offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Stifel Nicolaus

The date of this prospectus supplement is January 24, 2008